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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. of our report dated November 19, 2001, included in the 2001 Annual Report to Shareholders of Helmerich & Payne, Inc.

         We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55239, 333-34939 and 333-63124) pertaining, respectively, to the 1990 Stock Option Plan, 1996 Stock Incentive Plan and 2000 Stock Incentive Plan of our report dated November 19, 2001, with respect to the consolidated financial statements of Helmerich & Payne, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 2001.


                                          ERNST & YOUNG LLP


Tulsa, Oklahoma
December 27, 2001